UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - December 7, 2018

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34376	13-3458955
(Commission File Number)	(IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip code )

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1	Registrant's Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

On December 10, 2018 (the “Effective Date”), IEC Electronics Corp. (the “Company”), entered into a Lease (the “Lease”), with 1000 Silver Hill LV LLC, a New York limited liability company (the “Landlord”), for certain property located at 1000 Technology Parkway, Newark, New York, that will include a new state-of-the art manufacturing facility and administrative offices having approximately 153,024 square feet (the “Property”). Pursuant to the Lease, the Company is leasing the Property for an initial term of 15 years with one renewal option of 10 years.

The Lease is subject to certain contingencies, including the Landlord (i) acquiring the necessary municipal approvals for development of the Property; (ii) entering into the ground lease agreement and related documents with the Wayne Economic Development Corporation; (iii) obtaining a mortgage commitment of no less than $13.29 million; and (iv) securing certain financial incentives. Pursuant to the Lease, the Landlord has agreed to construct the Company’s new manufacturing facility, according to plans to be agreed upon by the Landlord and the Company. If the Landlord fails to substantially complete the work on or before the date that is (i) 12 months from the date the plans are approved by the Company and the Landlord, then the Company will receive a rent credit of one month for every three months of delay, or (ii) 15 months after approval of the plans, then the Company can terminate the Lease.

Upon completion of the manufacturing facility and its subsequent possession by the Company, the initial base annual rent will be approximately $1.325 million, subject to annual increases, plus any additional amounts as provided for in the Lease for items such as taxes, utilities, refuse removal and insurance. Late rental payments will incur a charge of 5% of the late amount due. If the Company defaults under the terms of the Lease, among other things, all rental amounts will accelerate and become due and owing, subject to certain adjustments.

The Lease provides for a $1.1 million tenant improvement allowance commencing nine months after the Effective Date. The Company may undertake any changes to the Property at its own cost, however, any changes that exceed $50,000 or are structural require notification to the Landlord and proper documentation of such changes, among other things.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease which is attached to this Form 8-K as Exhibit 10.1.

Section 5	Corporate Governance and Management
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective as of December 7, 2018, the Board of Directors of IEC Electronics Corp. (the “Company”), amended the Company’s Bylaws, as amended, to add a new Article II, Section 12 to allow for stockholder meetings by means of remote communication.

The foregoing description of the amendment to the Bylaws, as amended, does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, as amended, which is attached to this Form 8-K as Exhibit 3.1.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Bylaws, as amended through December 7, 2018 of IEC Electronics Corp.
10.1	Lease dated as of December 10, 2018 between 1000 Silver Hill LV LLC and IEC Electronics Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	December 13, 2018	By:	/s/ Thomas L. Barbato
Thomas L. Barbato
Senior Vice President and Chief Financial Officer